EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Worldtex, Inc.:

We consent to incorporation by reference in the registration statements of Worldtex, Inc. on Forms S-8 (Nos. 33-55124 and 33-72640) and S-4 (333-45331) of
our report dated February 27, 1998, relating to the consolidated balance sheets as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 and the related financial statement schedule, which report appears in the December 31, 1997 annual report on Form 10-K of Worldtex, Inc.

                                                           KPMG Peat Marwick LLP




Atlanta, Georgia
April 22, 1998